As filed with the Securities and Exchange Commission on February 8, 2008

Registration No. 333-____________

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

 BIOGOLD FUELS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada	20-5609647
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1800 Century Park East
Suite 600
Los Angeles, CA 90067
(Address of Principal Executive Offices, Including Zip Code)

Biogold Fuels Corporation
2008 Equity Incentive Plan
(Full Title of the Plan)

Steve Racoosin
1800 Century Park East
Suite 600
Los Angeles, CA 90067
(310) 556-0025
(Name, Address, and Telephone Number of Agent for Service)

COPIES TO:

William B. Barnett, Esq.
Law Offices of William B. Barnett, a Prof. Corp.
21550 Oxnard Street, Suite 200
Woodland Hills, California 91367
(818) 595-7717

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 (2)	10,000,000	$1.00	$10,000,000	$395.00

Total Registration Fee	10,000,000	$1.00	$10,000000	$395.00

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the average of the closing bid and ask prices for our common stock as reported by the NASDAQ Over-The-Counter Bulletin Board on January 25, 2008.

(2)
The securities to be registered represent shares of Common Stock reserved for issuance under the Biogold Fuels Corporation 2008 Equity Incentive Stock Plan (the “Plan”). Pursuant to Rule 416, shares of Common Stock of the Company issuable pursuant to the exercise of awards granted or to be granted under the Plan in order to prevent dilution resulting from any future stock split, stock dividend, or similar transaction, are also being registered hereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information. *

Item 2.  Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in this Registration Statement:

(i)	The Registrant’s Form 10-KSB for the year ended December 31, 2006, filed with the Commission on April 12, 2007.

(ii)	The Registrant’s Quarterly Report for the period ended March 31, 2007, on Form 10-QSB/A filed with the Commission on May 31, 2007.

(iii)	The Registrant’s Quarterly Report for the period ended June 30, 2007, on Form 10-QSB filed with the Commission on August 14, 2007.

(iv)	The Registrant’s Quarterly Report for the period ended September 30, 2007, on Form 10-QSB/A filed with the Commission on October 19, 2007.

(v)
The Registrant’s Current Reports on Form 8-K filed on October 19, 2007, October 26, 2007, November 1, 2007, November 6, 2007, November 15,2007, November 29, 2007, December 26, 2007 and January 23, 2008.

(vi)	The Registrant’s Definitive Schedule 14C Information Statement filed with the Commission on November 26, 2007

(vii)
The description of the Registrant’s common stock is set forth on its registration statement filed on November 21, 2006 with the Commission on Form SB-2, including any amendments or reports filed for the purpose of updating that description

(viii)
All other reports and documents previously and subsequently filed by the Registrant before and after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by The Law Offices of William B. Barnett.

Item 6. Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes contains provisions for indemnification of the officers and directors of the Company. Nevada law provides for indemnification (which may eliminate any personal liability of a director to the Company or its shareholders for monetary damages for gross negligence or lack of care in carrying out the director's fiduciary duties) if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company. A director or officer may be indemnified as to any matter in which he successfully defends himself.

The officers and directors of the Company are accountable to the shareholders of the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs.

A shareholder may be able to institute legal action on behalf of himself and all other similarly situated shareholders to recover damages where the Company has failed or refused to observe the law. Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company due to a breach of a fiduciary duty by an officer or director of the Company in connection with such sale or purchase including, but not limited to, the misapplication by any such officer or director of the proceeds from the sale of any securities, may be able to recover such losses from the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Company has no agreements with any of its directors or executive officers providing for indemnification of any such persons with respect to liability arising out of their capacity or status as officers and directors.

At present, there is no pending litigation or proceeding involving a director or executive officers of the Company as to which indemnification is being sought.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

4.1	2008 Equity Incentive Plan

5.1	Opinion of The Law Offices of William B. Barnett, a Prof. Corp.

23.1	Consent of The Law Offices of William B. Barnett, a Prof. Corp. (included in Exhibit 5.1).

23.2	Consent of Moore & Associates Chartered

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 25,2007.

Biogold Fuels Corporation

/s/ Steve Racoosin
By: Steve Racoosin, Chief Executive Officer

/s/Chris Barsness
By: Chris Barsness, Chief Financial Officer and Principal Accounting Officer

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on this 29 day of January, 2008.

/s/Steve Racoosin	Dated: January 29, 2008
By: Steve Racoosin, Chief Executive Officer, and Chairman of the Board

/s/Chris Barsness	Dated: January 29, 2008
By: Chris Barsness, Chief Financial Officer and Principal Accounting Officer

/s/ Moshe Krienberg	Dated: January 29, 2008
By: Moshe Krienberg, Director

/s/ Walter Wendlend	Dated: January 29, 2008
By: Walter Windlend, Director

/s/ Fritz Voelker	Dated: January 29, 2008
By: Fritz Voelker, Director

/s/ Danny Najor	Dated: January 29, 2008
By: Danny Najor, Director